Exhibit 4.13

DHT HOLDINGS, INC.

2014 INCENTIVE COMPENSATION PLAN

SECTION 1.  Purpose.  The purpose of this DHT Holdings, Inc. 2014 Incentive Compensation Plan is to promote the interests of DHT Holdings, Inc. and its stockholders by (a) attracting and retaining exceptional directors, officers, employees, consultants and independent contractors (including prospective directors, officers, employees, consultants and independent contractors) and (b) enabling such individuals to participate in the long-term growth and financial success of DHT Holdings, Inc.

SECTION 2.  Definitions.  As used herein, the following terms shall have the meanings set forth below:

“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls or is under common control with the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Cash Incentive Award” shall have the meaning specified in Section 6(d).

“Change of Control” shall, for purposes of any Award, (a) have the meaning set forth in the applicable Award Agreement or (b) if there is no definition set forth in such Award Agreement, mean the occurrence of any of the following events:

(i)  the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) the sale or other disposition of all or substantially all the assets of the Company to an entity that is not an Affiliate (a “Sale”) if such Reorganization or Sale requires the approval of the Company’s stockholders under the law of the Company’s jurisdiction of organization (whether such approval is required for such Reorganization or Sale or for the issuance of securities of the Company in such Reorganization or Sale), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of the Shares or other securities eligible to vote for the election of the Board (collectively, the “Company Voting Securities”) outstanding immediately prior to the consummation of such Reorganization or Sale beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such Reorganization or Sale (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any entity involved in or forming part of such Reorganization or Sale other than the Company and its Affiliates) and (2) no Person beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity immediately following the consummation of such Reorganization or Sale;

(ii)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(iii)  any Person or “group” (as used in Section 14(d)(2) of the Exchange Act) (other than the Company or an Affiliate) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the then outstanding Company Voting Securities;  provided,  however, that for purposes of this subparagraph (iii), any acquisition directly from or to the Company shall not constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

“Company” means DHT Holdings, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands, together with any successor thereto.

“Disability” means the inability of the Participant, due to illness, accident or any other physical or mental incapacity, to perform the Participant’s duties in a normal manner for a period of 120 days (whether or not consecutive) in any twelve-month period during the Participant’s employment or service with the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto.

“Exercise Price” means, with respect to an Option, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option.

“Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to Shares, as of any date, (i) the mean between the high and low sales prices of Shares (A) as reported by the NYSE for such date or (B) if Shares are listed on a national stock exchange and not reported on the NYSE, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares or (ii) in the event there shall be no public market for Shares on such date, the fair market value of Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6 of the Plan and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code and which is so designated in the applicable Award Agreement.

“Independent Director” means a member of the Board who is not an employee of the Company or any Affiliate.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6 of the Plan and (b) is not an Incentive Stock Option.

“NYSE” means The New York Stock Exchange, Inc. or any successor thereto.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Participant” means any director, officer, employee, consultant or independent contractor (including any prospective director, officer, employee, consultant or independent contractor) of the Company or its Affiliates who is eligible for an Award under Section 5 and who is selected by the Committee to receive an Award under the Plan or who receives a Substitute Award pursuant to Section 4(c).

“Plan” means this DHT Holdings, Inc. 2014 Incentive Compensation Plan, as in effect from time to time.

“Restricted Share” means a Share delivered under the Plan that (a) is granted under Section 6 of the Plan and (b) is subject to transfer restrictions, forfeiture provisions or other terms and conditions specified herein and in the applicable Award Agreement.

“RSU” means a restricted stock unit Award that (a) is granted under Section 6 of the Plan and (b) is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Shares” means shares of Common Stock of the Company, $0.01 par value, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

“Substitute Awards” shall have the meaning specified in Section 4(c).

SECTION 3.  Administration.  (a)  Composition of Committee.  The Plan shall be administered by the Committee, which shall be composed of two or more directors, all of whom shall be Independent Directors and all of whom shall meet the independence requirements of the NYSE.

(b)  Authority of Committee.  Subject to the terms of the Plan and applicable law, and in addition to the other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of Awards, (v) determine the vesting schedules of Awards and, if performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended, (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any default in and supply any omission in the Plan and any instrument or agreement relating to, or Award made under, the Plan, (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted  or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c)  Committee Decisions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award and any stockholder.

(d)  Indemnification.  No member of the Board, the Committee or any employee or agent of the Company (each such person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder.  Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice.  The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Amended and Restated Articles of Incorporation or Bylaws.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Amended and Restated Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(e)  Delegation of Authority to Executive Officers.  The Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more executive officers of the Company the authority to make grants of Awards to officers (other than executive officers), employees, consultants and independent contractors of the Company and its Affiliates (including any prospective officer, employee, consultant or independent contractor).

(f)  Awards to Independent Directors.  Notwithstanding anything to the contrary contained herein, the Board may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Independent Directors and administer the Plan with respect to such Awards.  In any such case, the Board shall have all the authority and responsibility granted to the Committee herein.

SECTION 4.  Shares Available for Awards.  (a)  Shares Available.  Subject to adjustment as provided in Section 4(b), (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 2,300,000.  If, after the effective date of the Plan, any Award granted under the Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or canceled Award shall again become available to be delivered pursuant to Awards under the Plan.  If Shares issued upon exercise, vesting or settlement of an Award, or Shares owned by a Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months), are surrendered or tendered to the Company in payment of the Exercise Price of an Option or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again become available to be delivered pursuant to Awards under the Plan; provided, however, that in no event shall such Shares increase the number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan.

(b)  Adjustments for Changes in Capitalization and Similar Events.  In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, statutory share exchange, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be appropriate or desirable, then the Committee shall, (i) in such manner as it may deem appropriate or desirable, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, including (1) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan as provided in Section 4(a) and (2) the maximum number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted to any Participant in any fiscal year of the Company and (B) the terms of any outstanding Award, including (1) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards or to which outstanding Awards relate and (2) the Exercise Price with respect to any Option or (ii) if deemed appropriate or desirable, make provision for a cash payment to the holder of any outstanding Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option, a cash payment to the holder of such Option in consideration for the cancelation of such Option in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option over the aggregate Exercise Price of such Option (it being understood that, in such event, any Option having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option may be canceled and terminated without any payment or consideration therefor).

(c)  Substitute Awards.  Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or with which the Company combines (“Substitute Awards”).  The number of Shares underlying any Substitute Awards shall be counted against the aggregate number of Shares available for Awards under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates through a merger, acquisition, consolidation, statutory share exchange or similar form of corporate transaction shall not be counted against the aggregate number of Shares available for Awards under the Plan; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates through a merger or acquisition shall be counted against the aggregate number of Shares available for Incentive Stock Options under the Plan.

(d)  Sources of Shares Deliverable Under Awards.  Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

SECTION 5.  Eligibility.  Any director, officer, employee, consultant or independent contractor (including any prospective director, officer, employee, consultant or independent contractor) of the Company or any of its Affiliates shall be eligible to be designated a Participant.

SECTION 6.  Awards.  (a)  Types of Awards.  Awards may be made under the Plan in the form of (i) Options, (ii) Restricted Shares, (iii) RSUs, (iv) Cash Incentive Awards and (v) other equity-based or equity-related Awards that the Committee determines are consistent with the purposes of the Plan and the interests of the Company.  No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b)  Options.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option.  In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations related thereto, as may be amended from time to time.  All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option.  If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(ii)  Exercise Price.  Except as otherwise established by the Committee at the time an Option is granted and set forth in the applicable Award Agreement, the Exercise Price of each Share covered by an Option shall be not less than 100% of the Fair Market Value of such Share (determined as of the date the Option is granted); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price of each Share covered by such Incentive Stock Option shall be no less than 110% of the Fair Market Value of such Share on the date of the grant.

(iii)  Vesting and Exercise.  Each Option shall be vested and exercisable at such times, in such manner and subject to such terms and conditions as the Committee may, in its sole and plenary discretion, specify in the applicable Award Agreement or thereafter.  Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise.  Except as otherwise specified by the Committee in the applicable Award Agreement, each Option shall become vested and exercisable with respect to one-third of the Shares subject to such Option on each of the first three anniversaries of the date of grant.  An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the applicable Award Agreement by the person entitled to exercise the Option and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Option is exercised has been received by the Company.  Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for purchase under the Option and, except as expressly set forth in Section 4(c), in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised.  The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of applicable securities laws, as it may deem necessary or advisable.

(iv)  Payment and Tax Withholding.  (A)  No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any applicable income, employment or other taxes required to be withheld.  Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, (1) by delivering Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by such Participant for at least six months) or (2) if there shall be a public market for the Shares at such time, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell all or a portion of the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly the cash proceeds of such sale to the Company, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so delivered to the Company as of the date of such delivery is at least equal to such aggregate Exercise Price and the amount of any such taxes.

(B)  Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v)  Termination of Employment.  Except as otherwise set forth in the applicable Award Agreement, (A) if the Participant’s employment or service as a director, officer, employee, consultant or independent contractor of the Company or one of its Affiliates terminates for any reason other than by reason of death or Disability, (1) any Option that has not become vested prior to the date of such termination shall immediately be forfeited and the Participant will be entitled to no further payment or benefits with respect thereto and (2) the vested portion of any Option held by the Participant shall remain exercisable for a period of 90 days following such termination, but in no event later than the tenth anniversary of the date such Option is granted, (B) if the Participant’s employment or service as a director, officer, employee, consultant or independent contractor of the Company or one of its Affiliates terminates by reason of death or Disability, (1) any Option that has not become vested prior to the date of such termination shall become immediately vested and exercisable and shall remain exercisable for a period of one year following such termination, but in no event later than the tenth anniversary of the date such Option is granted, and (2) the vested portion of any Option held by the Participant shall remain exercisable for a period of one year following such termination, but in no event later than the tenth anniversary of the date such Option is granted.  In no event may an Option be exercisable after the tenth anniversary of the date the Option is granted.

(c)  Restricted Shares and RSUs.  (i)  Grant.  Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company and the other terms and conditions of such Awards.

(ii)  Transfer Restrictions.  Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may in its discretion determine that Restricted Shares and RSUs may be transferred by the Participant.  Certificates representing Restricted Shares shall bear a restrictive legend to the effect that ownership of Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Award Agreement.  Certificates issued in respect of Restricted Shares shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse.  Upon the lapse of the restrictions applicable to such Restricted Shares, all legends shall be removed from said certificates, except as otherwise required by applicable law or other limitations imposed by the Committee, and the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative.  Notwithstanding the foregoing, actual certificates shall not be issued to the extent that book entry record keeping is used.

(iii)  Payment/Lapse of Restrictions.  RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.  Except as otherwise specified by the Committee in the Award Agreement, restrictions applicable to awards of Restricted Shares shall lapse and such Restricted Shares shall become vested with respect to one-fourth of such Restricted Shares on each of the first four anniversaries of the date of grant.

(iv)  Tax Withholding.  Upon the vesting of an award of Restricted Shares (or, to the extent applicable, upon the vesting of an award of RSUs), or upon making an election under Section 83(b) of the Code as provided in Section 9(h), the Company may require Participants to pay the amount (in cash or its equivalent) of any applicable income, employment or other taxes required to be withheld.  In the Committee’s sole and plenary discretion, such payment may be made by delivering Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by such Participant for at least six months); provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so delivered to the Company as of the date of such delivery is at least equal to the amount of any such taxes required.

(v)  Termination of Employment.  Except as otherwise set forth in the applicable Award Agreement, (A) if the Participant’s employment or service as a director, officer, employee, consultant or independent contractor of the Company or one of its Affiliates terminates for any reason other than by reason of death or Disability, any Restricted Shares and RSUs that have not become vested prior to the date of such termination shall immediately be forfeited and the Participant will be entitled to no further payment or benefits with respect thereto and (B) if the Participant’s employment or service as a director, officer, employee, consultant or independent contractor of the Company or one of its Affiliates terminates by reason of death or Disability, all restrictions applicable to awards of Restricted Shares and RSUs that have not become vested prior to the date of such termination shall lapse and such Restricted Shares and RSUs shall become immediately vested.

(d)  Cash Incentive Awards.  Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant Awards that will entitle Participants to receive an amount in cash upon the attainment of one or more individual, business or other performance goals or other similar criteria (“Cash Incentive Awards”).  The Committee shall establish Cash Incentive Award levels to determine the amount of a Cash Incentive Award payable upon the attainment of such goals or criteria as determined by the Committee.

(e)  Other Stock-Based Awards.  Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants other equity-based or equity-related Awards (including, but not limited to, fully-vested Shares) in such amounts and subject to such terms and conditions as the Committee shall determine, provided that any such Awards must comply, to the extent deemed desirable by the Committee, with applicable law.

(f)  Dividend Equivalents.  In the sole and plenary discretion of the Committee, an Award, other than an Option or a Cash Incentive Award, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole and plenary discretion, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards.

SECTION 7.  Amendment and Termination.  (a)  Amendments to the Plan.  Subject to any applicable law or regulation and the rules of the NYSE, the Plan may be amended, modified or terminated by the Board without the approval of the stockholders of the Company, except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan or increase the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not be treated as an increase for purposes of this Section 7(a) or (ii) change the class of individuals eligible to participate in the Plan.  Except as otherwise provided herein, no amendment, modification or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b)  Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate any Award theretofore granted, prospectively or retroactively; provided, however, that, unless otherwise provided in the Plan or by the Committee in the applicable Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of such Participant, holder or beneficiary.

(c)  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee shall be entitled to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof or the occurrence of a Change of Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles or law (i) whenever the Committee, in its sole and plenary discretion, determines that such adjustments are appropriate or desirable, including, without limitation, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event and (ii) if deemed appropriate or desirable by the Committee, in its sole and plenary discretion, by providing for a cash payment to the holder of an Award in consideration for the cancelation of such Award, including, in the case of an outstanding Option, a cash payment to the holder of such Option in consideration for the cancelation of such Option in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option over the aggregate Exercise Price of such Option (it being understood that, in such event, any Option having a per Share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject to such Option may be canceled and terminated without any payment or consideration therefor).

SECTION 8.  Change of Control.  Except as otherwise provided in the applicable Award Agreement, in the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for (a) assumption of Awards previously granted or (b) substitution for such Awards of new awards covering stock of a successor corporation or its “parent corporation” (as defined in Section 424(e) of the Code) or “subsidiary corporation” (as defined in Section 424(f) of the Code) with appropriate adjustments as to the number and kinds of property subject to such Awards and the Exercise Price and other terms and conditions of such Awards, as applicable, (i) any outstanding Options that are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control and the holders thereof shall be provided a reasonable opportunity to exercise such Options prior to the Change of Control, (ii) any outstanding Restricted Shares that are still subject to restrictions or forfeiture shall automatically be deemed vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control, (iii) all Cash Incentive Awards shall be paid out as if the date of the Change of Control were the last day of the applicable performance or similar measurement period and “target” performance levels or similar criterion had been attained and (iv) all outstanding Awards other than Options, Restricted Shares and Cash Incentive Awards that are unexercisable, unvested or still subject to restrictions or forfeiture, shall automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto shall lapse as of immediately prior to such Change of Control and the holders thereof shall be provided reasonable opportunity to exercise such Awards prior to the Change of Control, as applicable.

SECTION 9.  General Provisions.  (a)  Nontransferability.  Except as otherwise specified in the applicable Award Agreement, during each Participant’s lifetime each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative, and no Award (or any rights and obligations thereunder) may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that (i) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (ii) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations.  All terms and conditions of the Plan and all Award Agreements shall be binding upon any permitted successors and assigns.

(b)  No Rights to Awards.  No Participant or other Person shall have any right or claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.  The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(c)  Share Certificates.  All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, the NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)  Tax Withholding.  A Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or deduction for income, employment or other taxes in respect of an Award, its exercise or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(e)  Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(f)  No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, shares and other types of equity-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(g)  No Right to Employment or Service.  The grant of an Award shall not be construed as giving a Participant the right to be retained as a director, officer, employee, consultant or independent contractor of or to the Company or any Affiliate, nor shall it be construed as giving a Participant any rights to continued service on the Board.  Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(h)  No Rights as Stockholder.  No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.  In connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Shares.  Except as otherwise provided in Section 4(b), Section 7(c) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(i)  Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the Islands of Jersey, without giving effect to the conflict of laws provisions thereof.

(j)  Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(k)  Other Laws.  The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole and plenary discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole and plenary discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. Federal and any other applicable securities laws.

(l)  No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant or any other Person, on the other.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(m)  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(n)  Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision.  No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election.  If an Award recipient, in connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted under the terms of the applicable Award Agreement or by such Committee action to make such an election and the Participant makes the election, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(o)  Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.  If any Participant shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) or any successor provision of the Code, such Participant shall notify the Company of such disposition within ten days of such disposition.

(p)  Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10.  Term of the Plan.  (a)  Effective Date.  The Plan shall be effective as of the date of its adoption by the Board; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted.

(b)  Expiration Date.  No Award shall be granted under the Plan after the third anniversary of the date the Plan is approved under Section 10(a).  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder on or prior to such third anniversary may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter pursuant to the terms of the Plan and the applicable Award Agreement.